Exhibit 1
GARY M. S. CHAD, Q.C.
Senior Vice-President,
Governance, Law and
Corporate Secretary
CAMECO CORPORATION
Corporate Office
2121 — 11th Street West
Saskatoon, Saskatchewan
Canada S7M 1J3
Tel 306.956.6303
Fax 306.956.6312
www.cameco.com
May 18, 2011
Canadian Securities Administrators
Cameco Corporation
Annual Meeting May 17, 2011
Report of Voting Results
Under National Instrument 51-102
In accordance with Section 11.3 of National Instrument 51-102 — Continuous Disclosure Obligations, we hereby advise of the results of the voting on the matters submitted to the annual meeting (the “Meeting”) of the shareholders (the “Shareholders”) of Cameco Corporation (the “Corporation”) held on May 17, 2011. Each of the matters set forth below is described in greater detail in the Notice for the Meeting and Management Proxy Circular mailed to Shareholders prior to the Meeting.
The matters voted upon at the Meeting and the results of the voting were as follows:
Item 1: Election of Directors
The following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Daniel Camus	Gerald W. Grandey
John H. Clappison	Nancy E. Hopkins
Joe F. Colvin	Oyvind Hushovd
James. R. Curtiss	A. Anne McLellan
Donald H. F. Deranger	A. Neil McMillan
James K. Gowans	Victor J. Zaleschuk
Timothy S. Gitzel

May 18, 2011

If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, the voting results for the election of directors would have been:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Daniel Camus	191,133,189	96.11	7,738,422	3.89
John H. Clappison	187,015,908	94.04	11,855,704	5.96
Joe F. Colvin	191,771,354	96.43	7,100,258	3.57
James. R. Curtiss	186,795,154	93.93	12,076,457	6.07
Donald H. F. Deranger	173,739,163	87.36	25,132,448	12.64
James K. Gowans	192,214,618	96.65	6,656,993	3.35
Timothy S. Gitzel	192,167,299	96.63	6,704,313	3.37
Gerald W. Grandey	192,165,443	96.63	6,706,168	3.37
Nancy E. Hopkins	192,070,647	96.58	6,800,965	3.42
Oyvind Hushovd	185,808,100	93.43	13,063,511	6.57
A. Anne McLellan	186,703,323	93.88	12,168,288	6.12
A. Neil McMillan	179,353,109	90.19	19,518,502	9.81
Victor J. Zaleschuk	192,312,242	96.70	6,559,370	3.30
Item 2: Appointment of Auditors
By a vote by way of show of hands, KPMG LLP was appointed auditors of the Corporation to hold office until the next annual meeting of Shareholders, or until their successors are appointed.
If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, the voting results for appointment of auditors would have been:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
200,498,760	99.33	1,349,668	0.67
Item 3: Bylaws Amendment
By a vote by way of show of hands, an advisory resolution was passed amending sections 5.2 and 7.7 of Bylaw No. 6 disclosed in Cameco’s Management Proxy Circular delivered in advance of this meeting.
The outcome of the ballot vote, after giving effect to the twenty-five (25%) percent non-resident voting restriction, was as follows:

Votes For	% Votes For	Votes Against	% Votes Against
197,857,996	99.49	1,011,957	0.51

May 18, 2011

Item 4: Executive Compensation
On a vote by ballot, an advisory resolution was passed accepting the approach to executive compensation disclosed in Cameco’s Management Proxy Circular delivered in advance of this meeting.
The outcome of the ballot vote, after giving effect to the twenty-five (25%) percent non-resident voting restriction, was as follows:

Votes For	% Votes For	Votes Against	% Votes Against
183,778,516	92.41	15,088,544	7.59

Cameco Corporation

By:	/s/ “Gary M. S. Chad” Gary M. S. Chad Senior Vice-President, Governance, Law and Corporate Secretary